ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
NATIONAL HEALTH INVESTORS, INC.

NATIONAL HEALTH INVESTORS, INC., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that its Articles of Incorporation are hereby amended as follows:
1.  Section 7.1 shall be deleted in its entirety and is hereby replaced with the following new Section 7.1:
7.1  The total number of shares of stock of all classes which the Corporation has authority to issue is one hundred ten million (110,000,000) shares, each share having a par value of $.01, of which one hundred million (100,000,000) shares shall be Common Stock and ten million (10,000,000) shares shall be Preferred Stock. The Board of Directors may issue the Preferred Stock in such one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.
2. The total number of shares of stock of all classes which the Corporation had authority to issue immediately before the foregoing amendment was seventy million (70,000,000) shares, each share having a par value of $.01 for a total aggregate par value of $700,000, of which sixty million (60,000,000) shares were Common Stock and ten million (10,000,000) shares were Preferred Stock.
3. The total number of shares of stock of all classes which the Corporation has authority to issue after the foregoing amendment is one hundred ten million (110,000,000) shares, each share having a par value of $.01 for a total aggregate par value of $1,100,000, of which one hundred million (100,000,000) shares shall be Common Stock and ten million (10,000,000) shares shall be Preferred Stock.
4. The foregoing amendment to the Articles of Incorporation of the Corporation has been advised and approved by the Board of Directors on February 14, 2020 and approved by the stockholders of the Corporation as of May 6, 2020.
We, the undersigned President and Secretary, swear under penalties of perjury that the foregoing is a corporate act.
Executed on this 6th day of May 2020.
NATIONAL HEALTH INVESTORS, INC.

By: /s/ Eric Mendelsohn__________________
Eric Mendelsohn, Chief Executive Officer

Attest:

/s/Susan Sidwell________
Susan V. Sidwell, Secretary